Exhibit 23.1




                              ACCOUNTANTS' CONSENT


The Board of Directors
KVH Industries, Inc. and Subsidiary:

          We consent to incorporation, by reference in the Registration Statement No. 333-01258 on Form S-8, of our report dated February 3, 1998, relating to the consolidated balance sheets of KVH Industries, Inc., and subsidiary as of December 31, 1997 and December 1996 and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule for each of the fiscal years in the three-year period ended December 31, 1997, which report on the consolidated financial statements included herein and which report on the related schedule is included in the Annual Report on Form 10-K of KVH Industries, Inc., for the fiscal year ended December 31, 1997.


       /s/ KPMG Peat Marwick LLP

       Providence, Rhode Island
       March 24, 1998